Exhibit 10(h)
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into between Kimball International, Inc., an Indiana corporation, and the undersigned executive employee ("Executive").

Recitals

A. Executive is a key executive employee of Kimball.

B. Kimball recognizes that Executive's contribution to the growth and success of Kimball has been substantial and that it is in the best interests of Kimball to assure Executive's continued services for the benefit of Kimball.

C. Kimball will suffer great loss and irreparable harm if Executive were to participate, directly or indirectly, as an owner, consultant, employee, manager, officer, director or in any other capacity in any business or venture in competition with Kimball or if he were to disclose Kimball's Trade Secrets and Confidential Information.

D. To induce Executive to remain in its employ, Kimball is willing to provide to Executive the compensation and benefits set forth in this Agreement.

E. To receive the benefits of Kimball employment for an indefinite period and the Change in Control benefits provided under this Agreement, Executive is willing to enter into the restrictive covenants and to undertake the other obligations contained in this Agreement.

Agreement

In consideration of the premises and the following mutual terms and conditions, Kimball and Executive agree as follows:

1. Employment At Will. Executive is employed by Kimball as an employee at will. Except as provided in Section 8, Executive may terminate his employment voluntarily at any time, with or without Good Reason, and Kimball may terminate Executive's employment at any time, with or without Cause, by providing the other party a Notice of Termination.

2. Acceleration of Rights and Payment upon Change in Control.

(a) Incentive Plan Rights. As of the effective date of a Change in Control, (i) Executive's Options and related Stock Appreciation Rights awarded under the 1996 Director Stock Compensation and Option Plan, the 1996 Stock Incentive Program and the 2003 Stock Plan will become fully vested and exercisable; (ii) the Restricted Period will end for Executive's Restricted Shares awarded under the 2003 Stock Plan; (iii) Executive's Deferred Share Units awarded under the 2003 Stock Plan will become fully vested and payable; (iv) Executive will become entitled to payment for all Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (v) Executive will become entitled, under the 2005 Profit Sharing Incentive Bonus Plan, to receive any bonus payments due for the fiscal year immediately preceding the Change in Control and a prorated share of bonus payments for the fiscal year in which the Change in Control occurs. As soon as practicable following the Change in Control, Kimball will make a single payment to Executive, equal to the aggregate Value of all benefits under the plans identified in this subsection (a), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of Executive's rights and benefits under all of Executive's award agreements and the applicable plans.

(b) SERP Rights. As of the effective date of a Change in Control, Executive will become fully vested in the Makeup Contributions Account in the Supplemental Employee Retirement Plan and, without regard to Executive's payment elections previously made under that plan, will receive all benefit amounts under that plan in a single, lump-sum cash payment as soon as practicable following the Change in Control.

(c) Acceleration Limitation. If a Change in Control occurs before January 1, 2007, no payment that is accelerated pursuant to this Section shall be paid before January 1, 2007.

(d) Amendment of Award Agreements. To the extent that the provisions of this Section are inconsistent with the provisions of Executive's Award Agreements, Executive and Kimball hereby amend those Award Agreements to include the provisions of this Section, which supersede any inconsistent provisions of the Award Agreements.

3. Retention Bonus. As an incentive for Executive to remain available to assist with transition matters following a Change in Control, Kimball will offer Executive a retention bonus equal to [fifty percent (50%) for James C. Thyen][forty percent (40%) for all other Executives] of Executive's annual salary in effect immediately before the Change in Control, payable in two equal installments.

(a) Initial Retention Period. If Executive remains an employee of Kimball or its successor throughout the initial retention period of three months following the Change in Control, Kimball or its successor will pay to Executive one-half of the retention bonus as soon as practicable following the end of the initial retention period.

(b) Additional Retention Period. If Executive remains an employee of Kimball or its successor throughout an additional retention period of three months following the end of the initial retention period, Kimball or its successor will pay to Executive the remaining one-half of the retention bonus as soon as practicable following the end of the additional retention period.

(c) Termination. If Executive's employment is terminated, during the initial or additional retention period, by Kimball or its successor without Cause or by Executive for Good Reason, Kimball or its successor will pay to Executive any previously unpaid retention bonus in the same amounts and at the same times as if he had remained an employee of Kimball or its successor through the end of the additional retention period.

(d) Death or Disability. If Executive dies or incurs a Disability at any time during the initial or additional retention period, Kimball or its successor will pay to Executive, or to his estate in the event of death, a prorated portion of the retention bonus. The prorated retention bonus payment will be paid in an amount equal to the product of (i) the full retention bonus and (ii) a fraction, the numerator of which is the number of days from the first day of the initial retention period to the Termination Date, and the denominator of which is the aggregate number of days in both the initial and additional retention periods. Any prorated retention bonus amount unpaid as of the date of death or Disability will be paid at the end of the retention period in which the death or Disability occurs.

4. Compensation Upon Termination By Kimball Without Cause Or By Executive With Good Reason. If Executive's employment is terminated by Kimball without Cause or by Executive for Good Reason, Kimball will provide compensation and benefits to Executive on the following terms:

(a) Base Salary. As soon as practicable following the Termination Date, Kimball will pay Executive's full base salary through the Termination Date at the rate in effect on the date Notice of Termination is given.

(b) Bonus. As soon as practicable following the Termination Date, Kimball will pay Executive any deferred and unpaid bonus amounts due for the fiscal year immediately preceding his last day of employment and a prorated amount of the target bonus for the bonus period in which his last day of employment occurs. The prorated bonus payment will be in an amount equal to the product of (i) the bonus otherwise payable for the bonus period and (ii) a fraction, the numerator of which is the number of days from the first day of the bonus period to the last day of employment, and the denominator of which is the number of days in the bonus period.

(c) Enhanced Severance Pay. As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of benefits otherwise described in the Kimball Severance Benefits Plan, severance pay in the following amount:

(1) If Executive's last day of employment occurs outside a Control Termination Period, the severance pay amount will be equal to the sum of (i) Executive's annual base salary at the highest rate in effect during the three (3) years immediately preceding the last day of employment and (ii) the higher of either Executive's target bonus for the period in which the last day of employment occurs or Executive's average annual bonus award for the three annual bonus periods immediately preceding the last day of employment.

(2) If Executive's last day of employment occurs during a Control Termination Period, the severance pay amount will be equal to [three (3) for James C. Thyen] [two (2) for all other Executives] times the amount determined under (c)(1) above.

(d) Welfare and Fringe Benefits. As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of coverage for Executive and his dependents under Kimball's welfare and fringe benefit plans, the following reimbursement amount:

(1) If Executive's last day of employment occurs outside a Control Termination Period, the reimbursement amount will be equal to the product of (i) fifty thousand dollars ($50,000) and (ii) a fraction, the numerator of which is the Employment Cost Index, as published by the U.S. Bureau of Labor Statistics, for the completed calendar quarter immediately preceding Executive's Termination Date, and the denominator of which is the Employment Cost Index for the first calendar quarter of 2006.

(2) If Executive's last day of employment occurs during a Control Termination Period, the reimbursement amount will be equal to [three (3) for James C. Thyen] [two (2) for all other Executives] times the amount determined under (d)(1) above.

(e) Outplacement Assistance. To assist Executive in obtaining replacement employment, Kimball will reimburse Executive for up to [$75,000 for James C. Thyen][$25,000 for all other Executives] of the costs of outplacement services during the first twelve months following the Termination Date.

(f) Acceleration of Rights and Payment.

(1) Incentive Plan Rights. As of the Termination Date, (i) Executive's Options and related Stock Appreciation Rights awarded under the 1996 Director Stock Compensation and Option Plan, the 1996 Stock Incentive Program, and the 2003 Stock Plan will become fully vested and exercisable; (ii) the Restricted Period will end for Executive's Restricted Shares awarded under the 2003 Stock Plan; (iii) Executive's Deferred Share Units awarded under the 2003 Stock Plan will become fully vested and payable; (iv) Executive will become entitled to payment for all Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (v) Executive will become entitled, under the 2005 Profit Sharing Incentive Bonus Plan, to receive any bonus payments due for the fiscal year immediately preceding the Termination Date and a prorated share of bonus payments for the fiscal year in which the Termination Date occurs. As soon as practicable following the Termination Date, Kimball will make a single payment to Executive, equal to the aggregate Value of all benefits under the plans identified in this subsection (1), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of Executive's rights and benefits under all of Executive's award agreements and the applicable plans.

(2) SERP Rights. As of the Termination Date, Executive will become fully vested in the Makeup Contributions Account in the Supplemental Employee Retirement Plan and, without regard to Executive's payment elections previously made under that plan, will receive all benefit amounts under that plan in a single, lump-sum cash payment as soon as practicable following the Termination Date.

(3) Acceleration Limitation. If a Termination Date occurs before January 1, 2007, no payment that is accelerated pursuant to this subsection shall be paid before January 1, 2007.

(4) Amendment of Award Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of Executive's Award Agreements, Executive and Kimball hereby amend those Award Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements.

5. Compensation Upon Other Termination of Employment. If Executive's employment is terminated by Kimball for Cause, by Executive without Good Reason, or because of death or Disability, Kimball will provide compensation and benefits to Executive, or to Executive's estate in the event of death, on the following terms:

(a) Termination by Kimball for Cause or by Executive without Good Reason. If Kimball terminates Executive's employment for Cause, or if Executive terminates his employment without Good Reason, Kimball will pay Executive's full base salary through his last day of employment at the rate in effect at the date that Notice of Termination is given.

(b) Death or Disability. In the event of Executive's death or Disability, Kimball will pay Executive's full base salary through the date of death or Disability.

(c) Other Benefit Programs. Executive shall also be entitled to: (i) benefits under Kimball's generally applicable welfare and retirement plans, in accordance with the respective terms of such plans; and (ii) Executive's rights under the 2005 Profit Sharing Bonus Plan, the Supplemental Employee Retirement Plan, the 1996 Director Stock

Compensation and Option Plan, the 1996 Stock Incentive Program, the 2003 Stock Plan, and any other equity or incentive plan, in accordance with the respective terms of those plans.

6. Code Section 409A. Despite any other provisions of the Agreement to the contrary, any Deferred Compensation payments otherwise due under this Agreement will be paid in accordance with this Section.

(a) Post-Termination Payment Suspension. If as of the date his employment terminates, Executive is a "key employee" within the meaning of Code Section 416(i), without regard to paragraph 416(i)(5), and Kimball has stock that is publicly traded on an established securities market or otherwise, any Deferred Compensation payments otherwise payable because of employment termination will be suspended until the first day of the seventh month following the month in which the Executive's last day of employment occurs, and the Deferred Compensation payments in the seventh month will include all previously suspended amounts.

(b) Interpretation. This Agreement shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

(c) Supplemental Payment. If Executive incurs gross income inclusion, interest, or additional tax on Deferred Compensation payments pursuant to Code Section 409A, Kimball will make a supplemental payment to Executive in an amount sufficient to pay the income tax liability on the sum of those Deferred Compensation payments and the supplemental payment.

7. Parachute Payments. In the event that any Compensation Payment would be subject to the Excise Tax, Executive's benefits under this Agreement will be adjusted as provided in this Section.

(a) Additional Payment. Unless the Compensation Committee of the Board of Directors determines to the contrary, as provided under subsection (b), Executive will be entitled to receive an additional payment (a "Reimbursement Payment") in an amount equal to the Excise Tax imposed upon the Compensation Payments.

(1) The Professional Services Firm, at Kimball's expense, will make an initial determination as to whether a Reimbursement Payment is required and the amount of such Reimbursement Payment. The Professional Services Firm shall provide its determination, together with detailed supporting calculations and documentation to Kimball and Executive within thirty (30) days of the Termination Date. If the Professional Services Firm determines that no Excise Tax will be payable by Executive with respect to the Compensation Payments, it shall furnish Executive with an opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The determination shall be binding, final and conclusive upon Kimball and Executive, subject to the application of paragraph (3) of this subsection.

(2) Kimball shall pay any Reimbursement Payment to Executive within five days of the receipt of the Professional Services Firm's determination.

(3) If a Reimbursement Payment is paid that should not have been paid (an "Excess Payment"), or if a Reimbursement Payment is not paid that should have been paid (an "Underpayment"), the Excess Payment or Underpayment shall be corrected as provided in this paragraph (3). An Underpayment shall be deemed to have occurred (i) upon notice to Executive from any governmental taxing authority that Executive's tax liability for any taxable year may be increased by imposition of the Excise Tax on a Compensation Payment with respect to which Kimball has failed to make a sufficient Reimbursement Payment; (ii) upon a determination by a court; (iii) by reason of determination by Kimball (which shall include the position taken by Kimball, together with its consolidated group, on its federal income tax return); or (iv) upon the resolution of a dispute to Executive's satisfaction. If an Underpayment occurs, Executive shall promptly notify Kimball, and Kimball shall pay to Executive promptly, at least five days prior to due date of the requested tax payment, an additional Reimbursement Payment equal to the amount of the Underpayment plus any interest, penalties, additional taxes or similar items imposed on the Underpayment. An Excess Payment shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive's tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority that finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Executive's applicable tax return has expired. In that event, Executive shall pay to Kimball the amount of the Excess Payment (together with any interest paid or credited thereon after taxes applicable thereto).

(4) In the event that, according to the Professional Services Firm's determination, an Excise Tax will be imposed on any Compensation Payment, Kimball shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that Kimball has actually withheld from the Compensation Payments.

(b) Reduction of Payments. If the Compensation Committee of the Board of Directors determines that the sum of all Compensation Payments to Executive and other Kimball employees with respect to a particular Change in Control are reasonably expected to represent, in the aggregate, more than five percent (5%) of the net proceeds received, with respect to that Change in Control, by Kimball and its shareholders, the Compensation Committee, in its sole and absolute discretion, may determine (i) that the Reimbursement Payment otherwise payable to Executive pursuant to subsection (a) shall be reduced by any amount or eliminated entirely or (ii) that no Compensation Payment will be made that would constitute a Parachute Payment.

(1) In either event, Kimball shall give Executive written notice, at least thirty (30) days in advance of the Change in Control, of the Compensation Committee's determination under this subsection (b).

(2) If the Compensation Committee determines that no Compensation Payment shall be made that would constitute a Parachute Payment, Kimball will provide to Executive, within thirty (30) days after Executive's Termination Date, an opinion of the Professional Services Firm that Executive will be considered to have received Parachute Payments if Executive were to receive the full amount of Compensation Payments prescribed by this Agreement or otherwise and setting forth with particularity the smallest amount by which all Compensation Payments would have to be reduced to avoid imposition of the Excise Tax. The Compensation Payments shall be adjusted, in the order of priority designated by Executive in written instructions, to the minimum extent necessary so that none of the Compensation Payments, in the opinion of the Professional Services Firm, would constitute a Parachute Payment. Any determination by the Professional Services Firm under this paragraph (2) shall be binding upon Kimball and Executive.

8. Obligation To Remain an Executive. In the event any other corporation, person or group of persons acting in concert begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps known to Executive to effect a Change in Control, Executive agrees to remain an employee of Kimball and to devote his best efforts to render full-time services to Kimball commensurate with Executive's position, until the earliest of the following: (a) such other corporation, person or group has abandoned or terminated efforts to effect a Change in Control; (b) a Change in Control has occurred; or (c) this Agreement has been terminated.

9. Restrictive Covenants. As a condition of his employment with Kimball, Executive shall comply with the obligations provided in this Section.

(a) Non-Competition During Employment by Kimball. During his employment by Kimball, Executive shall not directly or indirectly have any ownership interest in, work for, advise, or have any business connection or business relationship with any person or entity that competes with or that is planning to compete with Kimball, without the prior written approval of an executive officer of Kimball.

(b) Non-Competition Following Employment Termination. For a period of twelve (12) months after his last day of employment (without regard to the reason for termination) or for the length of his employment, whichever is less (but in no event less than six (6) months), Executive shall not directly or indirectly

(1) Have an ownership interest in any entity or person that competes with Kimball;

(2) Work for, act as an agent or, act in an administrative or financial capacity for, act as a sales or marketing representative for, advise, consult with or manage any entity or person that competes with Kimball; or

(3) Compete with Kimball for customers of Kimball.

For purposes of this Section, the term "compete" or "competes" or "competition" means the actual or planned business activities of an entity or person whereby the entity or person sells, solicits, or markets products or services similar or analogous to those which Executive sold, worked on, or provided services on for Kimball during the twelve (12) month period immediately prior to his separation from Kimball. To the extent that, during the 12-month period immediately preceding his last day of employment, Executive was assigned only to one Kimball division or Affiliate, his obligations under this subsection (b) apply only with respect to that division or Affiliate.

(c) Other Non-Competition Provisions.

(1) Nothing in subsections (a) or (b) prohibits Executive from purchasing, for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or a national market system, so long as such ownership does not violate Kimball 's ethical business conduct policies.

(2) The parties expressly agree that the terms of the non-competition provisions in subsections (a) and (b) are reasonable and necessary to protect Kimball 's interests, and are valid and enforceable. In the unlikely event, however, that a court were to determine that any portion of the non-competition provisions in subsections (a) or (b) is unenforceable, then the remainder of the non-competition provisions shall remain valid and enforceable to the maximum extent possible.

(d) Other Limited Prohibitions. During his employment by Kimball and for twelve (12) months post-termination, for any reason, or the length of his employment, whichever is less (but in no event less than six (6) months), Executive shall not:

(1) Request or advise any customer or client of Kimball with whom Executive had personal contact in the course of his employment by Kimball, or any person or entity having business dealings with Kimball with whom Executive had personal contact in the course of his employment by Kimball, to withdraw, curtail, alter, or cease such business with Kimball.

(2) Disclose to any person or entity the identities of any customers, clients, or any persons having business dealings with the division(s)/subsidiary(s) of Kimball to which Executive was assigned at the time of termination from Kimball and for the preceding 12 months.

(3) Directly or indirectly solicit, influence, or attempt to influence any other employee of Kimball to separate from Kimball.

(e) Trade Secrets and Confidential Information. Executive shall not disclose any Trade Secrets and Confidential Information, directly or indirectly, nor use them in any way, either during the term of his employment or at any time thereafter, except as required in the course of his employment with Kimball. All files, records, documents, computer data (including passwords, access codes, electronic and voice mail, etc.), drawings, specifications, equipment, and similar items relating to the business of Kimball, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of Kimball, and shall not be removed from the premises of Kimball except as required in the course of your employment with Kimball. Upon termination of employment, Executive shall return to Kimball any Trade Secrets and Confidential Information in your possession or control, including, without limitation, all lists of customers, samples, price lists, literature, documents, data, computer and financial records and any other property belonging to Kimball or relating to the business of Kimball or in any way referring or relating to any Trade Secrets and Confidential Information.

(f) Conflict of Interest. Executive shall take no action or obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of his judgment or conduct in carrying out duties and responsibilities to Kimball under this Agreement. Any such actions or interests which may even create the appearance of a conflict of interest shall be promptly brought to the attention of Kimball.

(g) Notification of Prospective or Subsequent Employers. Executive shall notify any prospective employer of the existence and obligations of this Section, prior to acceptance of employment. Kimball may inform any person or entity subsequently employing Executive, or evidencing an intention to employ Executive, of the nature of the information Kimball asserts to be Trade Secrets and Confidential Information, and may inform that person or entity of the existence and obligations of this Section and provide to that person or entity a copy of this Section of the Agreement.

(h) Inventions and Patents. Executive will promptly, from time to time, fully inform and disclose to Kimball all inventions, designs, improvements, and discoveries which Executive now has or may discover during the term of employment which pertain or relate to the business of Kimball or to any experimental work carried on by Kimball, whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements, and discoveries shall be the exclusive property of Kimball. Executive shall assist Kimball at Kimball's sole expense, to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by Kimball, and shall execute all documents and do all things necessary to obtain patents, vest Kimball with full and exclusive title thereto, and protect the same against infringement by others. Executive shall be entitled to no additional compensation for any and all inventions or designs made during the course of this Agreement. "Exhibit A" to this Agreement is a complete list and brief description of all inventions, patented or unpatented, which Executive made or conceived prior to the date of this Agreement. The inventions described on Exhibit A are excluded from the provisions of this Section.

(i) Return of Property. All documents or other tangible materials (whether originals, copies or abstracts and including, without limitation, financial records, contracts, patents, manufacturing technology, marketing and strategic plans, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer records, correspondence, computer printout documents, orders, messages, phone and address lists, memoranda, notes, agreements, invoices, and receipts) which in any way relate to Kimball 's business, whether furnished to Executive by Kimball or prepared, compiled, used, or acquired by Executive while employed by Kimball, shall not be copied, lent, or duplicated at any time, nor used in any manner other than in the course of his employment by Kimball and shall be returned to Kimball on request or upon the termination of his employment relationship, whichever occurs first.

(j) Security of Property. All keys, combinations, and access codes to Kimball's premises, facilities, and equipment (including, without limitation, to offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to Executive by Kimball or prepared, used, or acquired by Executive while employed by Kimball shall be and remain the exclusive property of Kimball and shall not be copied, lent, or communicated to any other person or entity at any time nor used in any manner other than in the course of his employment by Kimball, except as authorized by Kimball, and shall be returned to Kimball on request or upon termination of his employment relationship, whichever occurs first.

(k) Injunctive Relief. Executive agrees that Kimball will be irreparably harmed and money damages alone are inadequate as a remedy to Kimball for any failure by Executive to abide by the terms of this Agreement. Therefore, Kimball shall be entitled to institute and maintain any appropriate legal proceedings to enforce Executive's obligations under this Section, including an action for specific performance and/or injunctive relief.

(l) Interpretation of Agreement. It is the intention of Executive and Kimball to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. In the event any part of this Agreement is determined by a court to be overly broad or otherwise unenforceable, it is the desire of Kimball and Executive that the court shall substitute a reasonable judicially enforceable limitation in place of the unenforceable portion of the Agreement. This Agreement constitutes the entire and exclusive agreement between Executive and Kimball, and it supersedes all prior agreements, whether written or oral, concerning the subject matter of this Agreement.

10. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:

If to Kimball:

Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attn.: Corporate Secretary

If to Executive:

To the address set forth on the last page of this Agreement.

Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.

11. Successors; Binding Agreement.

(a) Kimball will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kimball expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Kimball would be required to perform it if no such succession had taken place. Failure of Kimball to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Kimball in the same amount and on the same terms as Executive would be entitled under this Agreement if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Legal Actions.

(a) This Agreement shall be governed by the laws of the State of Indiana excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction.

(b) Any legal action seeking to enforce the terms of this Agreement, or based on any right arising out of this Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana. Kimball and Executive hereby consent to the jurisdiction over each of them by such courts and waive all objections based on venue or inconvenient forum.

(c) In the event any legal action is brought to resolve a dispute under or in connection with this Agreement, Kimball shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such action. Kimball shall make those reimbursement payments to Executive within thirty (30) days after receiving Executive's statement for such fees and expenses, along with reasonable supporting documentation. In the event, however, that Kimball is the prevailing party in the action under circumstances that permit the court to award attorney's fees to Kimball pursuant to Indiana Code 34-52-1-1, Executive shall reimburse Kimball for all sums advanced to Executive pursuant to this Section.

13. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

(c) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

14. Amendment and Termination.

(a) This Agreement becomes effective as of the Effective Date and shall continue in effect until the earlier of the following: (i) it is terminated by Kimball as provided in subsection (b) of this Section or (ii) the Executive's Termination Date prior to a Change in Control.

(b) Prior to a Change in Control, this Agreement may be terminated or amended in writing by Kimball at any time, effective upon written notice of the amendment or termination to Executive. No amendment or termination will be effective, however, with respect to a Change in Control that occurs within one year following the date of the amendment or termination.

15. Definitions. The following definitions shall be applicable to and govern the interpretation of this Agreement:

(a) "2003 Stock Plan" means the Kimball International, Inc. 2003 Stock Option and Incentive Plan.

(b) "Affiliate" means any entity that is a member, along with Kimball International, Inc., of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).

(c) "Award Agreement" means any agreement or other instrument evidencing a grant or award of Options, Stock Appreciation Rights, Restricted Shares, Deferred Share Units, Performance Shares, Performance Units, or any other rights awarded under the 1996 Director Stock Compensation and Option Plan, the 1996 Stock Incentive Program, or the 2003 Stock Plan.

(d) "Board of Directors" means the Board of Directors of Kimball.

(e) "Cause" means, with respect to termination of Executive's employment by Kimball, one or more of the following occurrences, as determined by the Board of Directors: (i) Executive's willful and continued failure to perform substantially the duties of Executive's position or to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after Kimball delivers to Executive a written notice identifying such failure; (ii) Executive's conviction of a felony or of another crime that reflects adversely on Kimball; (iii) Executive's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to Kimball, or any misconduct that involves moral turpitude; or (iv) Executive's material breach of his obligations under this Agreement. For any of the stated occurrences to constitute "Cause" under this Agreement, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board of Directors, after giving reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors.

(f) "Change in Control" means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of a Relevant Company through merger, consolidation, or stock transfer; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in a Relevant Company possessing 35 percent or more of the total voting power of all ownership interests in the Relevant Company; (iii) the acquisition of ownership during any 12-month period, by any one person or more than one person acting as a Group, of 40 percent or more of the total gross fair market value of the assets of a Relevant Company; or (iv) the replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this definition: "Relevant Company" means, with respect to Executive, Kimball International, Inc., any Affiliate that employs Executive; any entity that has Majority Ownership of either Kimball International, Inc. or that Affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of Kimball International, Inc. or that Affiliate; "Excluded Transaction" means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, a Relevant Entity within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations; "Majority Ownership" of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; "Group" has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.

(g) "Code" means the Internal Revenue Code of 1986, as amended.

(h) "Compensation Payment" means a payment by Kimball to or for the benefit of Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise.

(i) "Control Termination Period" means the time period beginning one year before a Change in Control and ending on the earlier of (i) two years following that Change in Control or (ii) Executive's death.

(j) "Customer" means any person or entity who, in the twelve (12) month period immediately preceding Executive's termination from Kimball, purchased or arranged for the purchase or initiated an order for the purchase of Kimball products or services, including, but not limited to, brokers, distributors, and retailers.

(k) "Deferred Compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.

(l) "Disability" means, with respect to Executive, a physical or mental impairment that would entitle Executive to benefits under Kimball's long-term disability plan.

(m) "Effective Date" means May 1, 2006.

(n) "Excise Tax" means the excise tax imposed by Section 4999 of the Code or any interest, penalties, additional tax or similar items are incurred by Executive with respect to such excise tax.

(o) "Good Reason" means, with respect to the termination of employment by Executive, one or more of the following occurrences: (i) a material adverse change in the nature or scope of Executive's responsibilities; (ii) a reduction in Executive's salary rate or target bonus; (iii) a reduction of 5 percent or more in the aggregate benefits provided to Executive and his dependents under Kimball's employee benefit plans; (iv) a significant diminution in Executive's position, authority, duties, or responsibilities; (iv) a relocation of Executive's principal site of employment to a location more than fifty (50) miles from the principal employment site; or (v) failure by Kimball to obtain the assumption agreement from any successor as contemplated in Section 11(a).

(p) "Kimball" means Kimball International, Inc., an Affiliate, and any successor to the business or assets of Kimball International, Inc. that executes and delivers the agreement provided for in Section 11(a) of this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.

(q) "Notice of Termination" means a written notice, from the party initiating Executive's employment termination to the other party, specifying whether the termination is covered by the provisions of Section 4 or Section 5 and the facts and circumstances claimed to provide the basis for termination.

(r) "Parachute Payment" means a "parachute payment" as defined in Code Section 280G(b)(2).

(s) "Professional Services Firm" means a nationally recognized certified public accounting firm or compensation consulting firm mutually selected by Kimball and Executive.

(t) "Shares" means unrestricted shares of Class B common stock of Kimball, awarded pursuant to the 2003 Stock Plan.

(u) "Termination Date" means (i) the date on which Executive's employment with Kimball is terminated pursuant to Executive's Notice of Termination to Kimball, Kimball's Notice of Termination to Executive, or by reason of Executive's death or Disability; or (ii) the date of a Change in Control, if Executive's employment is terminated within one year before a Change in Control.

(v) "Trade Secrets and Confidential Information" means (i) Kimball's formulas, patterns, designs, compilations, programs, devices, methods, techniques, processes or general know-how, with respect to products utilized in the manufacture, distribution and sale of electronics, office and hospitality furniture, and other manufacturing industries, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) Kimball's valuable information, including information about customers, dealers and suppliers, and their technical problems and needs, purchasing habits, and procedures; and (iii) Kimball's financial records, contracts, patents, manufacturing technology, marketing and strategic plans, and other valuable information.

(w) "Value" means, with respect to Executive and a determination date, the following amounts, computed without regard to any termination of rights that would otherwise occur under the applicable plan because of Executive's cessation of continuous service as of that determination date: (i) for Executive's Options and related Stock Appreciation Rights awarded under the 1996 Director Stock Compensation and Option Plan, the 1996 Stock Incentive Program, and the 2003 Stock Plan, the excess, if any, of (A) the market price as of the determination date of all Shares subject to Executive's option awards over (B) the aggregate exercise price for those Shares under those option awards; (ii) for Executive's Restricted Shares awarded under the 2003 Stock Plan, the market price of those Shares as of the determination date; (iii) for Executive's Deferred Share Units awarded under the 2003 Stock Plan, the product of (A) the number of Executive's Deferred Share Units and (B) the sum of the market value of a Share as of the determination date and all dividends credited on a Share as of that date under the applicable award agreement; (iv) for Executive's Performance Shares awarded under the 2003 Stock Plan, the market value of the Shares as of the determination date; (v) for Executive's Performance Units awarded under the 2003 Stock Plan, the product of (A) Executive's Performance Units and (B) the market value of Share as of the determination date; and (vi) for Executive's benefits under the 2005 Profit Sharing Incentive Bonus Plan, the cash value of those benefits. For purposes of this definition, the term "market price" has the same meaning as the term "Market Price" as defined in the 2003 Stock Plan.

Kimball, by its duly authorized officers, and Executive have caused to be executed, respectively, this Agreement as of the Effective Date.

	KIMBALL INTERNATIONAL, INC.	EXECUTIVE

By:	/s/ Jack R. Wentworth
	Jack R. Wentworth, Chairman	[printed name]
Compensation Committee of Kimball
International, Inc. Board of Directors
[address]